Exhibit 23.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Barnes & Noble, Inc.

The audits referred to in our reports dated March 31, 2009 relating to the consolidated financial statements of Barnes & Noble, Inc. and subsidiaries, which is incorporated in Item 8 of this Form 10-K by reference to the annual report to shareholders for the fiscal year ended January 31, 2009, included the audit of the consolidated financial statement schedule listed in the accompanying index. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

In our opinion such financial statement schedule presents fairly, in all material respects, the information set forth therein.

/s/ BDO Seidman, LLP
New York, New York
March 31, 2009